Exhibit 10.4

Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSITION DISTRIBUTION SERVICES AGREEMENT
BY AND BETWEEN
3M COMPANY
AND
SOLVENTUM CORPORATION
DATED AS OF [●], 2024

-i-

-ii-

TRANSITION DISTRIBUTION SERVICES AGREEMENT
This TRANSITION DISTRIBUTION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2024 (the “Effective Date”), is entered into by and between 3M Company, a Delaware corporation (“Parent”), and Solventum Corporation, a Delaware corporation (“SpinCo” and, together with Parent, the “Parties,” and each, individually, a “Party”).
RECITALS
WHEREAS, SpinCo and Parent are parties to that certain Separation and Distribution Agreement, dated as of [●], 2024 (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares owned by Parent (the “Initial Distribution”);
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA; and
WHEREAS, consistent with SpinCo’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the SDA, this Agreement sets forth the terms and conditions pursuant to which SpinCo desires Parent to perform the Transition Distribution Activities, and Parent is willing to provide the Transition Distribution Activities for SpinCo, for a limited period following the Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms shall have the following meanings:
“COGS” means, with respect to Supported Products, direct materials, labor, overhead, purchased services, freight, and drayage, and expensed engineering as recorded in Parent’s accounting systems. Parent will account for COGS related to Supported Products in a manner consistent with the practices and procedures as applied to such Supported Products of the SpinCo Business at the Effective Date.
“Confidential Information” has the meaning set forth in the Transition Services Agreement.
“Contract Price” means, with respect to any Supported Products, normal manufacturing unit costs and/or purchased costs, and specific laboratory costs directly related to supporting and sustaining the manufacture, expensed-engineering costs, administrative costs and handling costs (including freight, drayage costs, warehousing costs), in each case excluding any inter-company profit (e.g., in case of inter-company purchased items or if input is received from an Affiliate of Parent), in each case plus the Mark-Up Factor. SpinCo will account for the Contract Price related to Supported Products in a manner consistent with the practices and procedures as applied to such Supported Products of the SpinCo Business at the Effective Date.
“Country(ies)” means (a) the countries listed in Appendix A, and (b) such other countries added pursuant to Section 3.9(b).
“Customers” means Persons who (a) are active customers in Parent’s systems or have purchased Supported Products within the twelve (12) month period immediately prior to the Effective Date or (b) become customers or purchasers of Supported Products in the Country(ies) after the Effective Date pursuant to Section 3.9(a). “Customers” does not include Parent or any Subsidiaries of Parent.
“Demand Plan” means, with respect to any Supported Product, such demand plan customarily used by, and prepared by SpinCo in a manner and form materially consistent with the past practice of, the SpinCo Business in the twelve (12) months prior to the Effective Date, subject to adjustment from time to time during the Term by the Parties.
“Final Receivables Balance” means on a Country-by-Country basis, an amount equal to (a) the Receivables as of the day immediately preceding the issuance day of the final Local Statement for a Country pursuant to Section 4.2, minus (b) the Receivables Reserve.
“Ivory Countries” means the Country(ies) in which SpinCo or an Affiliate of SpinCo is obligated to provide transition distribution services with respect to the Ivory Products under the Ivory TDSA.

“Ivory Products” means the finished goods products covered by the Ivory TDSA.
“Ivory TDSA” means the transition distribution services agreement between SpinCo and Pierrel S.p.A., dated August 1st, 2023, as such may be amended by the parties in accordance with its terms.
“Local Statement” has the meaning set forth in the Transition Services Agreement, provided that the relevant local Subsidiaries of Parent and SpinCo issuing such Local Statements as well as further details for the Local Statements are listed in Appendix B.
“Migration Plan” has the meaning set forth in the Transition Services Agreement.
“Negotiation period” has the meaning set forth in the Transition Services Agreement.
“Net Sales” means, with respect to any month during the Term, the aggregate gross dollar value of sales of Supported Products to Customers pursuant to this Agreement during such month by a Service Provider Party as recorded in accordance with applicable Law, minus the aggregate net amount of any and all on- or off-invoice deductions applicable to such sales; provided, that, in no event will any particular amount be deducted more than once in calculating Net Sales.
“New Subcontracted Services” has the meaning set forth in the Transition Services Agreement.
“Parent Compensation” means, on a Country-by-Country basis and with respect to any month, an amount equal to [* * *] of Net Sales of Supported Products during the applicable month (i.e., Net Sales multiplied by [* * *]).
“Personal Information” means (i) data relating to one or more individual(s) that identifies an individual or, in combination with any other information or data available to the relevant Party, is capable of identifying an individual; and (ii) all other data defined as ‘personal information’, ‘personal data’, ‘personally identifiable information’, ‘Protected Health Information’ or similar term under applicable Law.
“Processing” has the meaning set forth in the Transition Services Agreement.
“Protected Health Information” has the meaning set forth in the Transition Services Agreement.
“Rebate Accrual” means the amount of any sales rebates accrued by Parent or any relevant Service Provider Party for and related to Supported Products Parent or any relevant Service Provider Party sells to Customers under this Agreement pursuant to a SpinCo Contract in accordance with the terms of a rebate or promotional program of Parent or relevant Service Provider Party applicable to such SpinCo Contract and in effect as of the Effective Date (which rebate or promotional program is consistent with the practices of the SpinCo Business as applied at the Effective Date). Such rebates shall be accepted and such amounts shall be calculated in the manner used by Parent or the relevant Service Provider Party for calculating sales rebates for its own internal organization at the time the amounts are calculated.
“Receivables” means, as of any date, the aggregate balance of all invoiced but uncollected receivables due and payable to Parent or other Service Provider Party from Customers that arose in connection with Parent’s or other Service Provider Party’s sale of any Supported Product to the Customers pursuant to this Agreement.
“Receivables Reserve” means per Country an amount equal to twenty percent (20%) of the accounts receivable balance in the respective Country as of the day immediately preceding the issuance day of the final Local Statement for that Country pursuant to Section 4.2.
“Settlement Statement” has the meaning set forth in the Transition Services Agreement.
“SpinCo Compensation” means, on a Country-by-Country basis and with respect to any month, an amount equal to (a) the difference of Net Sales during such month minus applicable COGS, in each case as recorded in Parent’s or relevant Service Provider Party’s accounting systems for such month, minus (b) the Parent Compensation for such month, minus (c) without duplication of any other amounts to the extent included in the calculation of SpinCo Compensation, any expenses incurred by Parent or relevant Service Provider Party for the benefit of SpinCo with respect to the Transition Distribution Activities for such month, minus (d) any Covered Taxes that Parent or Parent’s Subsidiaries are required by applicable Law to collect or pay, minus (e) any Taxes that Parent or Parent’s Subsidiaries are required by applicable Law to deduct or withhold pursuant to Section 4.3(b), minus (f) the Rebate Accrual (excluding any on or off-invoice deductions already reflected in (a) above), minus (g) the Receivables Reserve, and, in the case of the month which is subject to the final Settlement Statement or Local Statement (if applicable) pursuant to Section 4.2, minus (h) the Final Receivables Balance (if a positive amount) or, as the case may be, plus the absolute value of the Final Receivables Balance (if a negative amount).
“Statement Date” means the first calendar day of the month in which the Distribution Date falls.
“Supported Products” means the (i) finished goods of the SpinCo Business which Parent or the relevant Service Provider Party is authorized to sell to Customers in the Country(ies) under the SpinCo Contracts and which are set up in, and subject to, the Demand Plan systems of the SpinCo Business as maintained in the systems of Parent or other relevant Service Provider Party at the Effective Date, (ii) finished goods of the SpinCo Business that may be added to such systems after the Effective Date pursuant to Section 3.9(c), and (iii) Ivory Products which Parent or the relevant Service Provider Party is authorized to sell to Customers in the Ivory Countries.
“Transition Distribution Activities” means on a on a Country-by-Country and Supported Product-by-Supported Product basis, Parent or Service Provider Party, as applicable, processing Customer orders for the Supported Products via Parent’s order intake system, shipping and distributing such ordered Supported Products to Customers, in each case solely to the extent as specified in the Transition Distribution Activities Schedules or to the extent included within the definition of “Transition Distribution Activities” in the Ivory TDSA.
“Transition Distribution Activities Schedules” means one or more of the schedules to this Agreement listed in Appendix F, which set out each of the activities to be provided by the applicable Service Provider Party thereunder.
“Transition Services” has the meaning set forth in the Transition Services Agreement.
“Transition Services Agreement” or “TSA” means the Transition Services Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
Section 1.2.    Other Defined Terms

Term	Section

Agreement	Introductory paragraph
Applicable Data Protection Laws	Appendix D
Covered Taxes	Section 4.3(a)
Damages	Section 6.1
Distribution Activity Term	Section 8.1(a)
Effective Date	Introductory paragraph
Exit Plan	Section 10.4
Indemnified Persons	Section 6.1
Indemnifying Party	Section 6.1
Initial Distribution	Recitals
Licensed Software	Section 2.7
Local Agreement	Section 2.11(a)
Local Statement	Definition of Settlement Statement
Mark-Up Factor	Section 4.1
Operational Change	Article 5
Parent	Introductory paragraph
Parties	Introductory paragraph
Party	Introductory paragraph
Remaining TDSA Inventory	Section 3.7(a)
SDA	Recitals
Service Provider Party	Section 2.2
Shutdown	Section 2.5(c)(i)
Subcontracted Performance	Section 2.12(a)
SpinCo	Recitals
TDSA Sub-Committee	Section 2.8
Term	Section 8.1(b)

Third Party Provider	Section 2.2
True-Up Payment	Section 4.2(c)
Section 1.3.    Hierarchy. The appendices to this Agreement shall form part of this Agreement. In case of any conflicts, the front-end of this Agreement shall prevail over its appendices, unless explicitly set out otherwise in the relevant appendix with reference to the clause in the front-end from which it deviates; provided, however, that Appendix D (Data Protection Agreements) shall prevail with respect to the Processing of Personal Information of the other Party. In the event of a conflict between the terms of the SDA and the terms of this Agreement, the terms of the SDA shall prevail, unless explicitly set out otherwise in this Agreement with reference to the clause in the SDA from which it deviates.
ARTICLE 2
TRANSITION DISTRIBUTION ACTIVITIES
Section 2.1.    Transition Distribution Activities.
(a)    Upon the terms and subject to and in consideration of the conditions set forth in this Agreement, during the Term, Parent shall provide the Transitional Distribution Activities for SpinCo and its Subsidiaries. Parent shall provide the Transition Distribution Activities as an independent contractor.
(b)    To facilitate the Transition Distribution Activities, Parent (or the relevant Parent Subsidiary in a Country) will procure Supported Products in accordance with Section 3.1.
(c)    Parent will provide the Transition Distribution Activities in a manner consistent with its internal practices for processing similar orders or releases and selling and shipping Supported Products for the SpinCo Business in the Country(ies) as applicable at the time the relevant Transition Distribution Activities are provided. For clarity, the Transition Distribution Activities with respect to the Ivory Products will be provided in the Ivory Countries only.
(d)    The Transition Distribution Activities do not include Parent actively seeking to secure or otherwise receive orders for Supported Products directly from Customers in the Country(ies). SpinCo is responsible for securing and receiving orders for Supported Products and such sales representatives will engage directly with Customers. However, Customers may in certain cases directly place orders for Supported Products in Parent’s order intake systems or Parent may receive orders for Supported Products from Customers together with orders for Parent’s products under SpinCo Shared Commercial Contracts and Parent will process such orders or relevant parts of orders, as applicable, as SpinCo orders in its order intake system in a manner consistent with the practices of the SpinCo Business at the Effective Date. If a product on such SpinCo order is backorder, SpinCo shall decide on the further processing of the order (accept, reject, put on hold).

Section 2.2.    Parent’s Subsidiaries and Third Party Providers.
(a)    In providing the Transition Distribution Activities, Parent may (i) use its own personnel, (ii) use any of the personnel of any of its Affiliates (each such Affiliate involved in the provision of the Transition Distribution Activities a “Distribution Affiliate”), or (iii) employ the services of qualified contractors, subcontractors, vendors or other Third Party providers (each, a “Third Party Provider”). Each of Parent and any Distribution Affiliates or Third Party Providers used by Parent to provide Transition Distribution Activities shall be referred to as a “Service Provider Party”.
(b)    Where the Agreement imposes obligations on Parent or any Service Provider Party, Parent shall cause or compel each Distribution Affiliate or, as applicable, direct each Third Party Provider to perform such obligations and comply with the terms of the Agreement, provided that, subject to Section 7.2(d), Parent remains responsible for such Service Provider Party’s compliance with their respective obligations under this Agreement. In the event any Subcontracted Performance is performed by a Subsidiary of SpinCo, then SpinCo shall cause each such Subsidiary to comply with its obligations in performing such Subcontracted Performance as set forth in this Agreement, provided, that, SpinCo remains responsible for each such Subsidiary’s compliance with the terms of this Agreement.
Section 2.3.    Nature and Quality of Transition Distribution Activities. Parent shall perform the Transition Distribution Activities (i) with substantially the same degree of care, skill, and diligence as used by Parent or its Subsidiaries, as applicable, in performing activities substantially similar to such Transition Distribution Activities for its own internal organization at the time the Transition Distribution Activities are performed or, (ii) with respect to those activities provided as part of the Transition Distribution Activities where neither Parent nor its Subsidiaries, as applicable, performs any substantially similar activities for its own internal organization at the time the Transition Distribution Activities are performed, Parent shall perform the relevant Transition Distribution Activities with reasonable skill and care. Nothing in this Agreement shall require or be interpreted in a manner that would hold Parent or its Subsidiaries to a higher degree of care, skill or diligence in providing Transition Distribution Activities hereunder than the degree of care, skill or diligence set out in the preceding sentence.
Section 2.4.    Parent’s Policies and Procedures. The Transition Distribution Activities shall be provided by Parent in accordance with, and subject to, Parent’s and any other applicable Service Provider Party’s policies and procedures that are applicable at the time the Transition Distribution Activities are provided. If SpinCo accesses Parent’s or its Affiliates’ systems or premises or otherwise utilizes Parent’s or its Affiliates’ facilities or equipment, SpinCo shall comply with Parent’s applicable policies and procedures. If SpinCo acts in a manner inconsistent with such policies or procedures, Parent shall so inform SpinCo and specify the relevant policies or procedures to SpinCo, and SpinCo shall then conform to the requirements of such policies or procedures. Nothing in this Agreement shall prohibit Parent or the applicable Service Provider Parties from making changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall not materially change the care, skill and diligence applicable to the provision of any Transition Distribution Activities hereunder. If SpinCo cannot – using commercially reasonable efforts – comply with any of the above changes, the Parties will discuss in good faith to find an approach to address any issues or find reasonable alternatives to any affected Transition Service at SpinCo’s sole cost and expense.
Section 2.5.    Limitations to Parent’s Obligations. In addition to any other limitation or exclusion of Parent’s obligations or liability hereunder, the Parties agree as follows:
(a)    SpinCo as Sole Beneficiary. SpinCo acknowledges and agrees that the Transition Distribution Activities are provided solely for the use and benefit of SpinCo and its Affiliates, and solely in support of the operation of the SpinCo Business and transition of the SpinCo Business to SpinCo during the Term, and promoting the orderly transition of Customers to SpinCo’s sales channels for Supported Products following the Distribution Date, and minimizing disruption to such Customers. Parent acknowledges and agrees, on behalf of itself and its Subsidiaries that the Supported Products may not be used other than in the provision of the Transition Distribution Activities or otherwise be sold, provided, or made available to Third Parties other than Customers on behalf of the SpinCo Business and agrees to direct any Third Party Provider acting as Service Provider Party to comply with these restrictions as well.
(b)    Other Limitations. If the volume or quantity of the Transition Distribution Activities (i) exceed the rolling overage of the prior six (6) months of actual demand by twenty percent (20%) and (ii) the provision of such excessive volumes or quantities results in a material increase in effort or expenses on the Parent Business, then the Transition Committee shall consult in good faith as to whether a commercially reasonable alternative is available. If the increased volumes, quantities or levels of the services provided with respect to the Transition Distribution Activities during the Term result in a material increase in costs or expenses (beyond those expenses included in the Contract Price associated with the provision of such Transition Distribution Activity), each of Parent and SpinCo shall negotiate in good faith an amendment to this Agreement to account for such cost or expense increases.
(c)    Maintenance and Shutdowns.
(i)    Parent and the applicable Service Provider Parties shall have the right in their sole discretion to determine that it is necessary or appropriate to temporarily suspend a Transition Distribution Activity due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of systems or operations which are required to provide Transition Distribution Activities (a “Shutdown”). Parent will use commercially reasonable efforts to provide SpinCo with reasonable written notice of such Shutdowns as soon as reasonably practicable.
(ii)    If any Transition Distribution Activities are suspended in accordance with this Section 2.5(c), (i) no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension; (ii) any payment of SpinCo Compensation for suspended Transition Distribution Activities is suspended as well. Notwithstanding the foregoing, if a Shutdown continues materially longer than anticipated, the parties will discuss in good faith an alternative to the affected Transition Distribution Activities.

(d)    Legal Compliance. No Service Provider Party shall be required hereunder to take any action (including by providing any Transition Distribution Activities) that would constitute, or that a Service Provider Party reasonably believes would constitute, (i) a violation of any applicable Law (including any failure to hold an applicable Permit); (ii) a breach of a Service Provider Party’s contractual obligations, or (iii) any other violation of a Third Party’s rights; provided, however, that in each of the foregoing circumstances, the relevant Service Provider Party shall use commercially reasonable efforts to provide SpinCo with reasonably prompt written notice upon becoming aware of such impediment and the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Distribution Activity at SpinCo’s sole cost and expense.
Section 2.6.    Information, Cooperation, and Other Assistance. During the Term, SpinCo shall, upon request by Parent and at its sole cost and expense, reasonably cooperate with Parent or any other relevant Service Provider Party to the extent reasonably necessary for the performance of the Transition Distribution Activities, including by providing Parent or any other relevant Service Provider Party with all information within the control of (or reasonably available to) SpinCo which is reasonably necessary to perform any Transition Distribution Activities; provided, that, SpinCo shall not be required to disclose any information to the extent disclosure to the applicable Service Provider Party is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions which prevent SpinCo from disclosing such information; provided, however, if possible, the applicable Parties will seek to work around any such impediment in a manner consistent with any applicable Law and such contractual obligations or restrictions. If and to the extent SpinCo (or any of its personnel) has been performing functions or provided other contributions in support of the receipt of Transition Distribution Activities at the Effective Date, SpinCo shall continue to perform such functions or contributions. If SpinCo fails to perform such functions or contributions, Parent shall have no obligation to provide the relevant Transition Distribution Activities and shall not be responsible for any Damages resulting therefrom.
Section 2.7.    Third Party Software Licenses
(a)    SpinCo agrees and acknowledges that certain Transition Distribution Activities to be performed hereunder may require that Parent or any other relevant Service Provider Party make use of Third Party software or systems for the benefit of SpinCo in performing the Transition Distribution Activities and obtaining the necessary software licenses and consents is an express condition to Parent’s and Service Provider Party’s obligation to provide any such Transition Distribution Activities. To the extent not already covered by the Transition Services Agreement, Parent shall use commercially reasonable efforts to secure any and all Third Party consents and licenses necessary or advisable to allow a Service Provider Party to perform the Transition Distribution Activities, including those consents and licenses required to allow SpinCo to obtain access to the systems of any applicable software or technology vendor for its benefit, including to permit use by Parent or any other relevant Service Provider Party during the term of this Agreement; provided, however, that (a) SpinCo shall be responsible for and shall pay or reimburse Parent for all incremental costs, expenses, fees, levies or charges Parent, any of its Subsidiaries, or other relevant Service Provider Party incurs in connection with obtaining such software licenses and required consents, in each case, to the extent incurred solely to provide, and solely attributable to, the Transition Distribution Activities and not already covered by the Transition Distribution Agreement, (b) Parent agrees to use commercially reasonable efforts to avoid, minimize and mitigate any such costs, expenses, fees, levies or charges and (c) neither Parent, nor any other Service Provider Party shall be required to relinquish or forbear any material rights in connection with obtaining such software licenses and required consents. Neither Parent nor any other relevant Service Provider Party shall be considered in breach of this Agreement for failure to provide such Transition Distribution Activity (due to the fact that the Parties were unable to acquire the necessary licenses and required consents in accordance with the obligations of this Section 2.7); provided, that, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Transition Distribution Activities at SpinCo’s sole cost and expense. To the extent that SpinCo has direct access to or use of Third Party software licensed by Parent, any of its Subsidiaries, or any other Service Provider Party during the Term, SpinCo agrees to, and agrees to cause its Subsidiaries (as applicable) to, comply with the terms of such software licenses which have been provided to SpinCo.
(b)    For all software that SpinCo is granted access to use or access as part of the Transition Distribution Activities (“Licensed Software”), SpinCo is prohibited from copying, modifying or transferring to any third party the Licensed Software. SpinCo will not, reverse assemble, compile, engineer or perform any other translation or similar activity to the Licensed Software. All Licensed Software is protected by copyright held by Service Provider or its licensors and nothing herein transfers or conveys any ownership right (other than a limited use license as part of the Transition Distribution Activities) to the Licensed Software. SpinCo may not use the Licensed Software separate from or not in connection with the Transition Distribution Activities. All Licensed Software will be treated as Confidential Information and upon termination or expiration of the applicable Transition Distribution Activities, SpinCo will immediately return or securely dispose of any copies of the Licensed Software in its possession.
Section 2.8.    TDSA Sub-Committee. The Parties agree that the Transition Committee shall, during its first meeting, establish a TDSA subcommittee to provide oversight for the administration of this Agreement in accordance with Section 2.16 of the SDA (the “TDSA Sub-Committee”) and determine the procedures and composition for the TDSA Sub-Committee to manage all responsibilities delegated to it by the Transition Committee. The Parties shall set out the procedures and composition of the TDSA Sub-Committee determined by the Transition Committee on a schedule to the SDA.
Section 2.9.    SpinCo Acknowledgment and Representations
SpinCo understands that the Transition Distribution Activities provided hereunder are transitional in nature and are provided solely for the purpose of working towards a smooth and orderly transition of the SpinCo Business to SpinCo. The Parties furthermore agree that, unless otherwise agreed in this Agreement, SpinCo shall be generally responsible for and hold all risks and rewards of the SpinCo Business under this Agreement and that Parent is only responsible for providing the limited Transition Distribution Activities. If and to the extent SpinCo (or any of its personnel) has been performing functions or provided other contributions in support of the receipt of Transition Distribution Activities at the Effective Date (in addition to the Subcontracted Performance), including all activities marked as SpinCo activities in the Transition Distribution Activities Schedules, SpinCo shall continue to perform such functions or contributions and Parent shall not be obligated to perform the Transition Distribution Activities to the extent the performance by SpinCo of such functions or contributions is required for Parent to perform the Transition Distribution Activities and shall not be responsible for any Losses to the extent resulting from SpinCo’s failure to continue to perform such functions or contributions.
Section 2.10.    Use of Parent’s Name. Except as otherwise provided in this Agreement, the SDA, or any Ancillary Agreement, SpinCo has no right to use the name of Parent or any Subsidiary of Parent, or the name of Parent’s, or any Subsidiary of Parent’s, officers, directors, shareholders or Subsidiaries in order to hold itself out as any such Person in connection with its performance under this Agreement; provided, that, nothing in this Agreement shall prevent SpinCo (or any of its Subsidiaries) from indicating to a Customer that the SpinCo Business was transferred from Parent to SpinCo in the transaction in accordance with a public announcement made pursuant to the SDA, the SpinCo Contract is intended to be assigned to SpinCo, and SpinCo is a subcontractor of Parent or, as applicable, relevant Subsidiary of Parent for the relevant Subcontracted Performance pending the assignment of such SpinCo Contract.
Section 2.11.    Local Agreements.
(a)    If required under applicable Law or for accounting, operational, tax or regulatory reasons, the Parties may agree to prepare and execute (or procure the execution of) local transition distribution services agreements for the relevant Country(ies) which shall be based on and reflect the terms and conditions of this Agreement to the greatest extent possible and only deviate from the terms and conditions in this Agreement to the extent required under applicable local Law in such Country(ies) or to address the accounting, operational, tax or regulatory issues (each such agreement, a “Local Agreement”). Prior to entering into any such Local Agreement, the Parties shall discuss and, acting reasonably and in good faith, agree on such changes to such terms and conditions which are required by applicable Law or are necessary in order to address or mitigate any applicable legal, financial, accounting, operational, tax or regulatory issues specific to such Country(ies) reasonably raised by either Party.
(b)    Each Party shall procure that its respective Subsidiaries comply with their respective obligations under the relevant Local Agreement.
Section 2.12.    SpinCo Contracts.
(a)    Where Parent or a Parent Subsidiary remains party to a SpinCo Contract, Parent hereby appoints SpinCo, and SpinCo hereby accepts the appointment, to be a subcontractor during the Term for the performance and full discharge of the following obligations and Liabilities (the “Subcontracted Performance”): all obligations and Liabilities of each of Parent and, as applicable, any relevant Subsidiaries of Parent as set forth in and in support of the SpinCo Contracts from (and including) the Effective Date, except any obligations that (i) Parent or a relevant Service Provider Party has agreed to provide as relevant Transition Distribution Activities pursuant to this Agreement or, as applicable, certain Transition Services pursuant to the Transition Services Agreement or (ii) pursuant to the terms of the applicable SpinCo Contract, cannot be subcontracted or discharged. Parent or, as applicable, relevant Subsidiary of Parent shall upon request of SpinCo, provide SpinCo with all information within the control of (or reasonably available to) Parent or one of its Subsidiaries which is reasonably necessary to perform the Subcontracted Performance; provided, that, Parent shall not be required to disclose any information to the extent disclosure is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions which prevents Parent from disclosing such information.
(b)    Parent or, as applicable, relevant Subsidiary of Parent, to the limited extent reasonably necessary under the circumstances, (i) authorizes each of SpinCo or, as applicable, relevant Subsidiary of SpinCo to act on behalf of Parent or, as applicable, relevant Subsidiary of Parent for purposes of performing the Subcontracted Performance and (ii) grants to SpinCo or, as applicable, relevant Subsidiary of SpinCo a limited power of attorney to make, upon advance written notice to and with the prior written consent of Parent or, as applicable, relevant Subsidiary of Parent (not to be unreasonably withheld), such changes, amendments or alterations to the terms of the SpinCo Contracts solely to the extent related to the Subcontracted Performance, in the name of Parent or, as applicable, relevant Subsidiary of Parent, in each case solely to the extent consistent with the terms and conditions of this Agreement and the SDA. SpinCo will ensure that any changes, amendments or alterations to the terms of existing SpinCo contracts are compliant with the necessary terms for SpinCo Contracts set out in Appendix E (Key Terms for SpinCo Contracts). SpinCo shall not enter into any SpinCo Contract with any Customer that is binding on Parent or any of its Subsidiaries or commence any Action in respect of any SpinCo Contract or any Customer except as provided in this Section 2.12(b) as well as the terms set out in Appendix E (Key Terms for SpinCo Contracts).
(c)    Notwithstanding anything to the contrary in this Agreement, at the reasonable request and proposal (and sole cost and expense) of SpinCo (and without Parent incurring any Liability as a result thereof that is not fully mitigated in advance by SpinCo), Parent will use commercially reasonable efforts to terminate, amend or modify the terms of any SpinCo Contract on terms acceptable to SpinCo; provided, that, (i) to the extent any proposed amendment or termination would reasonably be expected to impact any Transition Distribution Activities, Parent shall have no Liability hereunder as a result of Parent complying with any such request; and (ii) Parent shall have no obligation to comply with such request to the extent it would materially increase the burden of providing or materially expand the Transition Distribution Activities or cause Parent to incur any Liability (including any increased expense) that has not been advanced by SpinCo.
ARTICLE 3
SUPPORTED PRODUCTS; ADDING COUNTRIES & CUSTOMERS
Section 3.1.    Supported Products. Subject to the terms of the other Ancillary Agreements, SpinCo (or relevant Subsidiary) shall at all times have risk of loss for all Supported Products, including during the time Parent (or its Subsidiary) obtains legal title to such Supported Products or stores the Supported Products at Parent’s facilities. As necessary in order to provide the Transition Distribution Activities, Parent or other relevant Service Provider Party will, in each case in its own name, obtain Supported Products for sale under this Agreement from SpinCo and, as applicable, other sources, for the benefit of SpinCo.
Section 3.2.    Supply of Supported Products.
(a)    Initial TDSA Inventory. Upon completion of the transactions contemplated by the SDA and solely for the purpose of Parent performing under this Agreement, certain Subsidiaries of Parent outside the United States in certain countries (and which, with respect to this Agreement, may be Service Provider Parties) shall retain those inventories of Supported Products (if any) owned by such Subsidiaries and not transferred to SpinCo at the Distribution Date.
(b)    Supply of Additional Supported Products. Except as set forth in Section 3.2(a), during the Term, SpinCo shall sell Supported Products to Parent or other relevant Service Provider Parties for sale in the performance of Transition Distribution Activities pursuant to this Agreement. The sale of such Supported Products by SpinCo to Parent or other relevant Service Provider Parties pursuant to this Section 3.2(b) shall be subject to the following provisions:
(i)    Ordering. Parent’s and other relevant Service Provider Parties’ orders for Supported Products shall be delivered during the Term in a manner materially consistent with the Demand Plan for each Supported Product. For each Country, such orders shall be in the currency and subject to the terms set forth in Appendix C (Order, Payment & Shipping Terms).
(ii)    Pricing, Payment Terms, and Shipping Terms for Supported Products. The purchase price to Parent or relevant Service Provider Party for any Supported Products shall be the Contract Price. Payment terms shall be set out on a Country-per-Country level in Appendix C (Order, Payment & Shipping. Shipping terms for Supported Products shall be determined in a manner consistent with the manner used to determine the shipping terms for such Supported Products on an intercompany basis immediately prior to the Effective Date.
(iii)    Supported Products Inventory Levels. During the Term of the Agreement, Parent will use commercially reasonable efforts to maintain an aggregate finished goods inventory target of Supported Product demand in accordance with past business practices of the SpinCo Business and the Demand Planning business process.
(iv)    Invoices. At the time Parent or the relevant Service Provider Party purchases Supported Products pursuant to Section 3.2(b), SpinCo shall invoice the amounts to be paid by Parent or the relevant Service Provider Party for such Supported Products at the payment terms set out on a Country-per-Country level in the applicable Country-specific Transition Distribution Activities Schedules.
(c)    Product and Inventory Maintenance. Each Service Provider Party shall retain, store and maintain the Supported Products (including SpinCo inventory pursuant to Section

3.2(a)), materials and inventory to be used in the performance of the Transition Distribution Activities for the benefit of SpinCo and with substantially the same degree of care, skill, and diligence consistent with how Parent or, as applicable, relevant Parent Subsidiary performs substantially similar activities for the Parent Business at the relevant time of performance under this Agreement and shall not use such Supported Products materials and inventory for any other purpose than the performance of the Transition Distribution Activities.
Section 3.3.    Product Warranty. Subject to any warranties given by Parent under the Transition Contract Manufacturing Agreements, SpinCo warrants that, at the time it is made available to the applicable Service Provider Party, (i) such Supported Product will conform to the applicable product specifications, (ii) will be free from defects in materials and workmanship and (iii) will be free of any encumbrance at the time of sale.
Section 3.4.    Non-Conforming Product. If any Supported Product fails to conform, or is alleged in good faith not to conform, to a warranty set forth in Section 3.3, SpinCo shall, at its sole cost and expense and at Parent’s election and sole discretion, either (a) replace such non-conforming Product or (b) refund the purchase price paid for such non-conforming Product by (i) Parent or relevant Service Provider Party if the non-conforming Product has not been sold to a Customer or (ii) the applicable Customer if the non-conforming Product has been sold to such Customer, as applicable, in each case within a reasonable time after the written notification of such non-conformance shall be delivered by Parent to SpinCo.
Section 3.5.    Reimbursement for Returned Product. SpinCo or its relevant Subsidiary shall reimburse Parent or relevant Service Provider Party, as applicable, for amounts paid by Parent or relevant Service Provider Party to any Customer for any Supported Product returned to and accepted by Parent or relevant Service Provider Party consistent with the returned goods policies and practices, systems and capabilities of the SpinCo Business with respect to such Customer (or similarly situated Customers in the case of Persons that become Customers after the Effective Date) or Supported Product in effect immediately prior to the Effective Date. Parent shall include any such amounts in its monthly calculation of SpinCo Compensation as reflected in the Settlement Statement or Local Statement (if applicable) issued pursuant to Section 4.2. In the event Parent or relevant Service Provider Party issues a credit to a Customer for any returned Supported Product, such credit shall be netted against any outstanding Receivable to which such credit relates, if any.
Section 3.6.    Product Recovery. If Parent or relevant Service Provider Party is required by any applicable Law or the Parties agree that it is prudent and necessary under the circumstances to institute a recovery or recall (or the equivalent) of any non-conforming Product, SpinCo shall reimburse Parent for any and all actual out-of-pocket expenses (including attorneys’ fees) incurred by Parent, its Subsidiaries, or relevant Service Provider Party in connection with such recovery or recall, including any expenses arising out of the replacement of, or issuance of refunds for, such non-conforming Product; provided, that, with respect to Supported Products that are made under the Transition Contract Manufacturing Agreement, any such recovery or recall and the allocation of the related costs and expenses shall be governed exclusively by the terms of the Transition Contract Manufacturing Agreement. Notwithstanding

the foregoing, SpinCo may elect to either (x) manage such recovery or recall process with the relevant Service Provider Party’s assistance, or (y) have the relevant Service Provider Party manage such recovery or recall process in consultation with SpinCo; provided, that, SpinCo shall at all times remain primarily responsible and liable for any such recovery or recall.
Section 3.7.    Final Inventory Purchase and Transfer to SpinCo.
(a)    On a Country-by-Country level, promptly upon the termination or expiration of the applicable Distribution Activity Term with respect to a Country, SpinCo shall, or shall cause one or more of SpinCo’s Affiliates to, purchase from Parent or relevant Service Provider Party (as applicable), at the gross book value of the relevant local ParentCo subsidiary (as recorded in Parent’s or such relevant Service Provider Party’s accounting systems), all remaining inventories of Supported Products for such Country (the “Remaining TDSA Inventory”). Such purchases shall occur in the Country(ies) and in the local currency for each such Country in which such Remaining TDSA Inventory, as applicable, are located. Within sixty (60) days of the termination or expiration of the applicable Distribution Activity Term with respect to a Country, Parent or relevant Service Provider Party (as applicable) shall separately invoice SpinCo or SpinCo’s Affiliate designated by SpinCo for any amounts owing to Parent, any of its Subsidiaries, or relevant Service Provider Party (as applicable) pursuant to this Section 3.7, with such invoice to include any Covered Taxes arising from the purchase of Remaining TDSA Inventory in the relevant Country, as applicable, contemplated by this Section 3.7. SpinCo or SpinCo’s Affiliate (as applicable) shall remit payment no later than thirty (30) days following the date of receipt by SpinCo or SpinCo’s Affiliate (as applicable) of any such invoice.
(b)    SpinCo shall also be responsible for, and pay all expenses it incurs in connection with, removing, transporting, relocating, transferring, scrapping or disposing of all Remaining TDSA Inventory, as applicable, pursuant to Section 3.7(a) no later than thirty (30) days after the expiry or termination of the applicable Distribution Activity Term.
(c)    With respect to SpinCo’s obligations pursuant to Section 3.7(a) and (b) above, Parent shall, on a Country-by-Country basis, be allowed to hold back an amount equal to the gross book value of the Remaining TDSA Inventory in the relevant Country in the final Settlement Statement or, as applicable, Local Statement in such Country. Parent shall release the amount held back pursuant to the preceding sentence as part of the global settlement process in the USA, provided, that, SpinCo has fulfilled its obligations pursuant to Section 3.7(a) and (b).
(d)    If after the termination or the expiration of the applicable Distribution Activity Term, Parent or relevant Service Provider Party receives any returned Supported Product, Parent or such relevant Service Provider Party shall, at SpinCo’s sole cost and expense, promptly either (i) forward such returned Supported Product to SpinCo, and SpinCo agrees to accept and arrange for the disposition of such returned Supported Product or (ii) dispose of such Supported Product, and in each case (i) and (ii) SpinCo agrees to respond to any Customer claims or requests related to such returned Supported Product; provided, that, SpinCo shall reimburse Parent for all costs and expenses incurred in fulfilling this Section 3.7.

Section 3.8.    Resale Price of Supported Products. SpinCo is solely responsible for establishing its sale price for Supported Products provided to Customers under this Agreement in accordance with the terms of the applicable SpinCo Contract; provided, that, if, due to the frequency of SpinCo’s requested changes of sale price for Supported Products, updating Parent’s and SpinCo’s systems to reflect such changes places a material administrative burden on the Parent Business, the Parties shall discuss in good faith a commercially reasonable solution.
Section 3.9.    Additional Customers; Additional Country(ies); Adding Supported Products.
(a)    Additional Customers. SpinCo may request that Parent perform Transition Distribution Activities to Persons in the Country(ies) in addition to Customers, provided, that, any such additional Person is located in a Country then currently served by Parent under this Agreement or in a country added to this Agreement pursuant to Section 3.9(b).
(i)    SpinCo shall enter into an order or contract with such Person for the sale of Supported Products on terms consistent with the terms set forth in this Agreement (including the terms set out in Appendix E (Key Terms for SpinCo Contracts)) and (A) designate Parent or other relevant Service Provider Party to be the entity from which such Person can obtain Supported Products under the order or contract during the Term and, (B) further designate SpinCo (or SpinCo’s Affiliate or other party designated and authorized by SpinCo other than Parent or any of its Subsidiaries) to be the seller from which such Person shall purchase Supported Products and the sole party responsible for all performance and any other obligations under the order or contract (including all Liabilities arising out of such performance or obligations) following the termination or expiration of the applicable Distribution Activity Term or, as applicable, this Agreement. If SpinCo cannot enter into an order or contract with such Person as set forth in the preceding sentence due to reasons beyond its reasonable control, Parent or the relevant Service Provider Party will enter into an order or contract with such Person for the sale of Supported Products, provided, that, any such order or contract shall contain an express provision at the time it is entered into or accepted that fully assigns to SpinCo or a Subsidiary of SpinCo all performance and other obligations of Parent or relevant the Service Provider Party under such order or contract effective upon the termination or expiration of the applicable Distribution Activity Term or, as applicable, this Agreement.
(ii)    After SpinCo notifies Parent of its entry into such order or contract, subject to Section 2.4 and Section 2.5, Parent will set up such additional Persons in Parent’s order intake systems and provide Transitional Distribution Activities with respect to such additional Persons consistent with the processes and procedures applied to its other internal businesses. Such additional Person shall then be deemed to be a “Customer” for all purposes under this Agreement.
(iii)    If, during the Term, a Customer requests or SpinCo intends to amend, extend, or renew an existing SpinCo Contract or enter into a new SpinCo Contract with a Customer for the sale of Supported Products on substantially the same terms as the existing arrangement (other than the term of the arrangement), SpinCo shall be responsible for the communication with the relevant Customer and for preparing the necessary documents and handle the negotiations in the manner stated in Section 3.9(a)(i) above; provided, that, Parent shall reasonably cooperate with SpinCo to the extent necessary to facilitate such process. To the extent such intended amendment, extension or renewal relates to a SpinCo Shared Commercial Contract covering Supported Products and Parent products, the Parties will reasonably cooperate and discuss with the relevant Customer how to address Parent’s and SpinCo’s new roles and a potential split of the SpinCo Shared Commercial Contract.
(b)    Additional Country(ies). Upon the written request of SpinCo to add one or more countries to this Agreement, Parent may elect, in its sole discretion to provide Transition Distribution Activities in such countries. If Parent, in its sole discretion, elects to approve any such request, the requested country(ies) shall be deemed to be “Country(ies)” for purposes of this Agreement.
(c)    Adding Supported Products.
SpinCo may identify and request Parent to perform the Transition Distribution Activities with respect to any additional product, provided, that, (A) SpinCo deems it reasonably necessary to effectuate the orderly consummation of the transactions contemplated under the SDA or the transition of the SpinCo Business to SpinCo and (B) Parent is reasonably capable, including holding the required Healthcare Permit, of performing the Transition Distribution Activities with respect to such additional product without a material increase in efforts or expenses. Parent will not unreasonably withhold its consent to SpinCo’s written request for such additional product which meets the criteria set forth in clauses (A) and (B) above, provided, that, the Transition Distribution Activities with respect to the requested additional product do not to exceed the then-current Distribution Activity Term applicable in the relevant Country (including any extensions thereto). Such additional product shall be deemed to be a “Supported Product” for all purposes hereunder. In no event, shall Parent be required to consider any request to provide any Transition Distribution Activities with respect to any additional product within sixty (60) days prior to the expiration of the applicable Distribution Activity Term.
ARTICLE 4
FINANCIALS
Section 4.1.    Mark-Up Factor. Parent and SpinCo shall determine and agree in good faith on a percentage to be factored into the Contract Price to achieve, for any Supported Product in a given month, the Parent Compensation (the “Mark-Up Factor”) and shall re-evaluate the Mark-Up Factor on a quarterly basis.
Section 4.2.    Settlement Statement.
(a)    SpinCo Compensation (if a positive amount for a given monthly period) shall be paid to SpinCo on a Country-by-Country level and, unless specifically addressed in this Section 4.2, in accordance with the settlement process pursuant to Section 4.4 of the Transition Services Agreement which shall apply mutatis mutandis to the Agreement, provided, that, (i) in the applicable jurisdictions, a Local Statement will be issued by a Subsidiary of Parent to a designated Subsidiary of SpinCo as listed in Appendix B (Local Statements) instead of a Settlement Statement issued by Parent to SpinCo, and (ii) instead of Section 4.4(a)(ii) of the Transition Services Agreement, Section 4.2(b) below applies to the Agreement.
(b)    In each case unless otherwise required by applicable Law, all Settlement Statements and, in applicable jurisdictions, Local Statements shall be issued in the relevant local currency stated in Appendix B (Local Statements). If applicable, to the extent any amounts used in the calculation of SpinCo Compensation is not expressed in U.S. dollars and need to be converted to U.S. dollars for purposes of such calculation, Parent or Parent's relevant local Subsidiary shall convert such amount into U.S. dollars based upon the applicable foreign exchange rate reported by the foreign exchange rate services of Reuters using the average of each daily rate within the month applicable to the Settlement Statement or, as applicable, Local Statement.
(c)    If in a given month the SpinCo Compensation in a given Country is a negative amount and the relevant local Subsidiary of Parent does not receive the full Parent Compensation due for the applicable month, then SpinCo shall pay to the relevant local Subsidiary of Parent a payment equal to the delta between the amount the relevant local Subsidiary of Parent actually received and the amount of Parent Compensation to which Parent’s relevant local Subsidiary was entitled based on the relevant Net Sales achieved in such Country in the relevant month (the “True-Up Payment”). The True-Up Payments payable to Parent’s relevant local Subsidiaries pursuant to the preceding sentence shall be calculated by Parent as part of a quarterly reconciliation calculation and be included in the Settlement Statement for the subsequent month pursuant to Section 4.2 above.
(d)    No later than thirty (30) days following the date of receipt by SpinCo or Subsidiary of SpinCo of any Settlement Statement or, as applicable, Local Statement, if the net total amount for the month set forth in such Settlement Statement or Local Statement is (i) a positive amount, Parent shall remit to SpinCo or, as applicable, Parent's relevant local Subsidiary shall remit to SpinCo or the designated Subsidiary of SpinCo as listed in Appendix B (Local Statements) an amount equal to such net amount, or (ii) a negative amount, SpinCo shall remit to Parent and, as applicable, SpinCo or the designated Subsidiary of SpinCo as listed in Appendix B (Local Statements) shall remit to Parent or Parent's relevant local Subsidiary an amount equal to the absolute value of such net amount.
(e)    Unless otherwise required by applicable Law, any payments pursuant to this Agreement with respect to a Settlement Statement or, in applicable jurisdictions, Local Statement shall be the relevant local currency stated in Appendix B (Local Statements) to the Party or relevant Subsidiary of a Party owed. Any payments due and payable pursuant to this Section 4.2 (to the extent not subject to an objection notice) and not made within the time required pursuant to Section 4.2(d) shall be subject to late charges, calculated based on the federal funds rate in effect on the date such payments were required to be made through the date of payment.

Section 4.3.    Taxes.
(a)    The amounts set forth herein are exclusive of all applicable stamp, value-added, goods and services, excise, transfer, sales, use, property, gross receipts Tax, or any similar Tax imposed, assessed or collected by or under the authority of any Tax Authority, that Parent or relevant Service Provider Party are required to collect from SpinCo in connection with Parent’s or relevant Service Provider Party’s performance SpinCo Compensation of the Transition Distribution Activities with respect to the sale or purchase of Supported Products between the Parties pursuant to this Agreement, or with respect to the payments due to Parent or relevant Service Provider Party hereunder (collectively, “Covered Taxes”). Notwithstanding the above, if Parent or relevant Service Provider Party is required by applicable Law to collect or pay Covered Taxes, Parent or relevant Service Provider Party may either collect such Covered Taxes from SpinCo by collecting such Covered Taxes as separately stated in the Settlement Statement or Local Statement (if applicable) for the applicable month or, if the underlying transaction that gives rise to the Covered Taxes is not addressed in the Settlement Statement or Local Statement (if applicable), then such Covered Taxes shall be collected in a similar manner to the payment related to such underlying transaction. Covered Taxes shall be computed on a transaction-by-transaction basis, based on the gross amount due unless otherwise required by applicable Law, prior to any netting of actual payments in the Settlement Statement or Local Statement (if applicable). To the extent SpinCo furnishes a valid and properly completed exemption certificate or other proof of exemption with respect to any Covered Tax in a form reasonably satisfactory to Parent, Parent or relevant Service Provider Party shall not collect such Covered Tax; provided that SpinCo shall be responsible for any such Covered Tax if such exemption certificate or other proof of exemption is disallowed by the applicable Tax Authority. Notwithstanding the foregoing, Parent or relevant Service Provider Party, as applicable, shall be responsible for any Covered Taxes (but only to the extent in the nature of, or constituting penalties or interest) imposed as a result of Parent’s or relevant Service Provider Party’s, as applicable, failure to timely remit any Covered Taxes to the applicable Tax Authority to the extent (i) SpinCo timely remits such Covered Taxes to Parent or relevant Service Provider Party, as applicable, or (ii) SpinCo’s failure to timely remit such Covered Taxes results from Parent’s or relevant Service Provider Party’s, as applicable, failure to timely charge or provide notice of such Covered Taxes to SpinCo.
(b)    Except for any Covered Taxes pursuant to Section 4.3(a), the Parties shall make all payments pursuant to this Agreement to one another free and clear of any deduction or withholding for Taxes except to the extent a Party is required to deduct or withhold Taxes by applicable Law. To the extent a Party is required to deduct or withhold Tax (other than any Covered Tax) in connection with a payment to any other Party pursuant to this Agreement, then such Party shall timely pay over such deducted and withheld amounts to the applicable Tax Governmental Authority and promptly provide such other Party with evidence of such payment as requested. Where a relief, waiver or reduction of any deduction or withholding is available under applicable Law, the Parties shall cooperate to obtain such Tax exemption from the relevant Tax Governmental Authority.

(c)    The Parties shall cooperate and use commercially reasonable efforts to (i) minimize the amount of Covered Taxes under Section 4.3(a) or any Taxes required to be deducted and withheld under applicable Law under Section 4.3(b), (ii) claim the benefit of any exemptions or reductions in applicable Tax rates, to the extent allowable under applicable Law, and (iii) furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, information and assistance relating to the preparation and filing of any tax return, claim for refund or other filings relating to any Covered Taxes described in Section 4.3(a) and any Taxes described in Section 4.3(b).
(d)    For the avoidance of doubt, each Party shall be solely responsible for any Taxes measured by or imposed on such Party’s net income.
ARTICLE 5
CHANGES
Section 5.1.    Operational Changes. Without prejudice to Parent’s obligation to provide the Transition Distribution Activities in accordance with Section 2.3, Parent may, without a need for a formal change request, from time to time change the manner or methods of providing the Transition Distribution Activities if (i) Parent is making similar changes in performing similar services for its own internal organization (including ordinary patching, maintenance, and similar activities), or (ii) the change is required to comply with changes in applicable Law, rules or the requirements of any regulator (each such change an “Operational Change”). If the Operational Change is required to comply with changes in applicable Law and (i) only impacts one Party, such Party will bear the full cost of implementing such change, or (ii) affects both Parties, the cost of the change will be proportionately shared between the Parties. Parent shall give to SpinCo substantially the same notice of these Operational Changes (in content and timing), if any, as it gives to the relevant affected members of Parent and its Affiliates.
ARTICLE 6
INDEMNITIES
Section 6.1.    Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from or in connection with:
(a)    any breach of Section 10.5 by the Indemnifying Party or any of its Affiliates or its or their respective Representatives, or

(b)    any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 6.2.    Indemnification by SpinCo. Notwithstanding Section 6.1 above, SpinCo shall indemnify, defend and hold harmless Parent’s Indemnified Persons from and against
(a)    any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the Transition Services Distribution Activities rendered or to be rendered by or on behalf of Parent pursuant to this Agreement (including the exploitation of such Transition Services Distribution Activities by SpinCo or its Affiliates), (ii) the transactions contemplated by this Agreement or (iii) Parent’s actions or inactions in connection with any such Transition Services Distribution Activities or transactions, provided, however, that SpinCo shall not be responsible for any Damages of Parent’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Parent’s or any of its Affiliates’ gross negligence or willful misconduct in providing any of the Transition Services Distribution Activities; and
(b)    any Damages caused by, resulting from or arising out of or in connection with the performance of the Transition Distribution Activities or the Subcontracted Performance, provided, however, that SpinCo shall not be responsible for any Damages of Parent’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with Parent’s or gross negligence or willful misconduct in providing any of the Transition Distribution Activities provided by or on behalf of Parent pursuant to this Agreement.
Section 6.3.    Procedure.
(a)    Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)    Sections 4.5 and 4.6 of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.
ARTICLE 7
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES
Section 7.1.    Exclusions of Liability.
(a)    Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such damages to the extent actually owed with respect to a Third-Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, (ii) a breach of Section 10.5, or (iii) solely with respect to such Damages incurred by Parent or any of its Affiliates, the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark. The limitations of this Section 7.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)    Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall have any liability towards SpinCo or any of its Affiliates or Indemnified Persons for (a) any failure to perform the Transition Distribution Activities or Migration Support or any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by SpinCo or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) SpinCo’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) SpinCo’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services (including the Transition Distribution Activities), products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to SpinCo or its Affiliates under or in accordance with this Agreement, (iii) SpinCo’s or any of its Affiliates’ manner of operating or conducting SpinCo’s business (including the operations or systems) if operated or conducted materially differently than the manner in which SpinCo’s business was operated or conducted immediately prior to the Initial Distribution, (iv) any transactions contemplated by this Agreement other than the provision of the Transition Distribution Activities or Parent’s other express obligations set out in this Agreement, or (v) Parent’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (v) or that were caused by specifications or directions provided by SpinCo, except, in each case, to the extent caused by Parent’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 7.2.    Limitations of Liability.
(a)    Subject to Section 7.3 below, Parent’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the Transition Services or the transactions contemplated hereby, shall not exceed in the aggregate in any calendar year, an amount equal to one hundred percent (100%) of the gross amount of Parent Compensation paid or payable by SpinCo for all Transition Distribution Activities rendered in that calendar year. In addition, any liability of Parent (and its Affiliates) under this Agreement shall be subject to and count against the Maximum Transition Agreement Cap. SpinCo acknowledges that the liability caps described in this Section 7.2 are fair and reasonable. For the avoidance of doubt, the liability caps under this Section 7.2(a) shall be calculated based on the gross amount of Service Fees paid or payable under this Agreement, not the net amount of payments made pursuant to the Settlement Statement.
(b)    Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the date of termination or expiration of the Transition Distribution Activity giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action (including, as applicable, the Transition Distribution Activity) giving rise to the claim.
(c)    The limitation of liability of this Section 7.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)    If and to the extent that Parent's failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party Provider used by Parent for the provision of Existing Third Party Services, Parent shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Parent shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party Provider, and pass-on to SpinCo an equitable and proportionate share of the damages or similar amounts. Alternatively, Parent may, in its sole discretion, assign to SpinCo any Damage claims that it may assert against the relevant Third Party Provider in relation to SpinCo’s Damage. In case the act or omission of the Third Party Provider that caused the Damage also caused prejudice to Parent’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share. For clarity, in case of Damages caused by acts or omissions by Third Party Providers involved in the provision of New Subcontracted Services, this Section 7.2(d) shall not apply.
Section 7.3.    Unlimited Liability. The limitations of liability pursuant to Section 7.2 shall not apply to:
(a)    any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)    either Party’s breach of Section 10.5;
(c)    a Party’s indemnification obligations pursuant to Article 6;
(d)    Parent’s liability to pass-on any sums or other benefits it is able to recover from a Third Party Provider involved in the performance of Existing Third Party Services under Section 7.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 7.2(a);
(e)    SpinCo’s liability for Damages incurred by Parent in relation to the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark; and

(f)    SpinCo’s obligation to replace, or provide a refund for, Supported Products that do not conform to the warranty pursuant to Section 3.3.
Section 7.4.    Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE NATURE AND QUALITY OF TRANSITION DISTRIBUTION ACTIVITIES UNDER SECTION 2.3, PARENT (ON BEHALF OF ITSELF AND ITS LICENSORS) MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY TRANSITION DISTRIBUTION ACTIVITY OR ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH TRANSITION DISTRIBUTION ACTIVITY OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. PARENT MAKES NO WARRANTY OR CONDITION THAT ANY TRANSITION DISTRIBUTION ACTIVITY OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. SPINCO EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF PARENT IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 7.4. NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL SPINCO BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER.
Section 7.5.    Other Liability Terms.
(a)    With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.
(b)    No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.

ARTICLE 8
TERM AND TERMINATION
Section 8.1.    Term.
(a)    This Agreement shall become effective on the Effective Date; provided that, in the event the Statement Date is different from the Effective Date, then this Agreement shall be deemed effective as of the Statement Date for accounting and Settlement Statement (including Local Statement(s) (if applicable)) purposes. Unless earlier terminated pursuant to the terms of this Agreement, Parent shall provide each Transition Distribution Activity for the period specified for such Transition Distribution Activity in the relevant Transition Distribution Activity Schedule (each a “Distribution Activity Term”); the Parties will update the Transition Distribution Activity Schedules to reflect any adjustment of the Distribution Activity Terms pursuant to the Migration Plan agreed between the Parties under the Transition Services Agreement (if any).  Any extension of a Distribution Activity Term for a Transition Distribution Activity beyond such adjustment pursuant to the preceding sentence requires Parent’s consent which shall be in Parent’s sole discretion and which might be subject to an increase of the Parent Compensation for the relevant Transition Distribution Activity, provided, that, no Distribution Activity Term for any Transition Distribution Activity may be extended beyond twenty-four (24) month following the Initial Distribution.
(b)    Unless terminated earlier pursuant to Section 8.2, this Agreement shall remain in full force and effect until the earlier of (i) expiry or termination of the last Distribution Activity Term and (ii) twenty-four (24) month anniversary of the Initial Distribution (such period the “Term”).
Section 8.2.    Termination.
(a)    This Agreement may be terminated at any time prior to the expiration of the relevant Distribution Activity Term or, as applicable, the Term:
(i)    by the mutual written consent of Parent and SpinCo, with respect to this Agreement, in its entirety or in part with respect to individual Transition Distribution Activities;
(ii)    by either Party for a material breach of this Agreement by the other Party that is not cured within thirty (30) days (or such other period as agreed between the Parties) after written notice of such material breach is delivered to such other Party by the terminating Party;
(iii)    by SpinCo, on a Country-by-Country basis, with respect to all Transition Distribution Activities, by prior written notice delivered to Parent, which termination of such Transition Distribution Activities shall be effective on the last day of the month immediately following the month in which such notice was received by Parent and, if applicable, subject to having an Exit Plan for such Transition Distribution Activities; or

(iv)    by Parent in case SpinCo undergoes a change of control, meaning that a Third Party acquires Control over SpinCo or SpinCo has transferred or assigned this Agreement or any rights, interests or obligations hereunder in breach of Section 10.5 of the Transition Services Agreement (which shall apply mutatis mutandis to the Agreement pursuant to Section 10.3); or
(v)    by either Party, with respect to any Transition Distribution Activities for which (i) early termination is expressly permitted for the relevant Transition Distribution Activity and (ii) if such Party is SpinCo, by ninety (90) days’ prior written notice to Parent, it being specified that if the Transition Distribution Activity terminates part way through an invoicing period, there shall be a pro rata adjustment to the Parent Compensation;
provided, that, in case of termination of a Transition Distribution Activity or Transition Service, as applicable, by either Party, to the extent Transition Distribution Activities are dependent upon the terminated Transition Distribution Activity or Transition Service, as applicable, such dependent Transition Distribution Activity shall also terminate automatically and concurrently with the terminated Transition Distribution Activity or Transition Service, as applicable.
(b)    Notwithstanding anything in this Agreement (including this Section 8.2) to the contrary, this Agreement shall terminate automatically in its entirety upon the termination (including termination for material breach) or expiration of the Transition Services Agreement.
Section 8.3.    Effect of Termination or Expiration. Upon termination or expiration of any Transition Distribution Activity or this Agreement in accordance with the terms of this Agreement, Parent and other relevant Service Provider Parties shall have no further obligation to provide such terminated or expired Transition Distribution Activity or, in the case of the termination or expiration of this Agreement, this Agreement in its entirety; provided, that, the provisions of Article 1 (Definitions), Section 2.7(a) (Third Party Software Licenses), Section 3.2(b)(ii) (Pricing, Payment Terms, and Shipping Terms for Supported Products) and Section 3.2(b)(iv) (Invoices), Section 3.3 (Product Warranty), Section 3.4 (Non-Conforming Product), Section 3.5 (Reimbursement for Returned Product), Section 3.6 (Product Recovery), Article 4 (Financials) (other than Section 4.3 (Taxes)), Article 6 (Indemnities), Article 7 (Limitation of Liability; Disclaimer of Warranties), Section 8.3 (Effect of Termination or Expiry), Section 8.4 (Sums Due), Article 10 (Miscellaneous) shall survive indefinitely the termination or expiration of this Agreement and the provisions of Section 4.3 (Taxes) shall survive until 30 days after the expiration of the statute of limitations (including any extensions thereof) applicable to the relevant Taxes.
Section 8.4.    Sums Due. In the event of termination or expiration of this Agreement in its entirety or with respect to any Product or Customer, and without limiting any other applicable payment rights or obligations of the Parties hereunder, a Party shall be entitled to prompt payment or reimbursement of, and the other Party shall promptly pay and reimburse such Party under this Agreement, all amounts accrued or due under this Agreement with respect to such terminated or expired Product or Customer, including any Covered Taxes, as of the date of the termination or expiration.
Section 8.5.    Meet and Confer. If, at or prior to the expiration or termination of this Agreement, a Party, despite having taken reasonable and timely steps to operate independently, is unable to operate independently from the rights or services provided under this Agreement due to circumstances not caused by such Party’s action or inaction, the Parties will discuss in good faith commercially reasonable alternatives (up to and including a one-year extension of this Agreement beyond the initial Distribution Activity Term on a Country-by-Country basis, as needed) to avoid a business disruption for such Party. A request for such one-year extension shall not be unreasonably withheld.
ARTICLE 9
DATA PROTECTION
Section 9.1.    Compliance with Data Protection Law. Each Party shall, and shall procure that each of its relevant Affiliates will, comply with all Applicable Data Protection Laws to that Party in its capacity as a service provider or service recipient or otherwise relevant to that Party in its performance under this Agreement.
Section 9.2.    Data Protection Agreements. To the extent (i) a Party Processes Personal Information on behalf of the other Party or (ii) the Parties share Personal Information as independent data controllers, in each case subject to Applicable Data Protection Laws, Appendix D (Data Protection Agreements) shall apply as set forth therein.
ARTICLE 10
MISCELLANEOUS
Section 10.1.    Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received
(a)    on the date of delivery if delivered by hand to the address below during normal business hours of the recipient during a business day, otherwise on the next business day,
(b)    on the date of successful transmission if sent via e-mail during normal business hours of the recipient during a business day, otherwise on the next business day, or
(c)    on the date of receipt by the addressee if sent (i) by a nationally recognized overnight courier, or (ii) by registered or certified mail, return receipt requested, and if received on a business day, and otherwise on the next business day.

Such notices or other communications must be sent to each respective Party at the address or e-mail set forth below (or at such other address or e-mail as shall be specified by a Party in a notice given in accordance with this Section 10.1):
If to Parent:     3M Company
3M Center, Building [●]
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com
Attention:        [TITLE]
with a copy (which shall not constitute notice) to:
3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com
Attention:        [TITLE]
If to SpinCo:   Solventum Corporation
[ADDRESS]
E-mail: [●]
Attention:        [TITLE]
with a copy (which shall not constitute notice) to:
Solventum Corporation
Office of General Counsel
[ADDRESS]
E-mail: [EMAIL]
Attention:        [TITLE]
Section 10.2.    Further References to SDA. Sections 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial); 10.6 (Severability), and 10.14 (Amendments) of the SDA shall apply mutatis mutandis to the Agreement.
Section 10.3.    Further References to TSA. Sections 10.1 (Fees and Expenses), 10.2 (Force Majeure), 10.4 (Entire Agreement), 10.5 (Assignment), 10.6 (Dispute Resolution), 10.8 (Relationship of the Parties), 10.10 (Access to Information Technology Systems and Data) of the TSA shall apply mutatis mutandis to the Agreement.
Section 10.4.    Transition Distribution Activities Exit Plan. For the convenience of SpinCo and in order to promote a smooth and orderly wind down and transition to SpinCo or the appropriate party of the Transition Distribution Activities upon the termination or expiration of the applicable Distribution Activity Term or, as applicable, this Agreement, Representatives of

SpinCo and Parent shall meet through the TDSA Sub-Committee or confer, in person or by telephone, as reasonably necessary (but no less than weekly during the period that the Term of this Agreement, and no less than biweekly thereafter) to jointly plan in good faith the wind down and service exit activities that will need to be managed or completed in preparation for the termination or expiration of each the Supported Products under this Agreement. These activities shall be reflected in a written service exit plan prepared by SpinCo and delivered to Parent no later than ninety (90) days before the expiration or termination of the applicable Distribution Activity Term or, as applicable, this Agreement on a Country-by-Country level (each an “Exit Plan”). The Service Provider Parties shall not be responsible or liable for any inconvenience, loss, or damages to SpinCo resulting from SpinCo’s failure to prepare or deliver the Exit Plan (except to the extent such failure is due to Service Provider Party’s failure to meet, confer or assist with the preparation of the Exit Plan).
Section 10.5.    Confidentiality. With respect to the treatment of Confidential Information, Section 10.9 of the Transition Services Agreement shall apply mutatis mutandis to this Agreement.
Section 10.6.    Dispute Resolution. Any claim, disagreement or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in accordance with Article VII of the SDA which shall apply mutatis mutandis to this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent

3M COMPANY

By:

Name:

Title:

SpinCo

Solventum Corporation

By:

Name:

Title: